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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A

           NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)
                      OF THE INVESTMENT COMPANY ACT OF 1940

     The  undersigned  investment  company  hereby  notifies the  Securities and
Exchange  Commission  that it registers  under and pursuant to the provisions of
Section 8(a) of the Investment  Company Act of 1940 and in connection  with such notification of registration submits the following information:

Name:  Academy Funds Trust

Address of  Principal  Business  Office  (No. & Street,  City,  State Zip Code):
Mellon Bank Center, 1735 Market Street, Suite 3930, Philadelphia, PA 19103

Telephone Number (including area code):  (215) 979-3750

Name and Address of agent for service of process:
David   Jacovini,   Mellon  Bank  Center,   1735  Market  Street,   Suite  3930,
Philadelphia, PA 19103

Check Appropriate Box:

     Registrant is filing a Registration  Statement  pursuant to Section 8(b) of the Investment  Company Act of 1940  concurrently  with the filing of Form N-8A:
Yes [X] No [ ]

                                   SIGNATURES

     Pursuant to the  requirements  of the  Investment  Company Act of 1940, the
Registrant has caused this notification of registration to be duly signed on its behalf in the city of Philadelphia  and the  Commonwealth of Pennsylvania on the
19th day of October, 2007.

                                        Signature:  Academy Funds Trust
Attest:
By:      /s/Roger A. Reynolds, Jr.      By:         /s/David Jacovini
Name:    Roger A. Reynolds, Jr.         Name:       David  Jacovini
Title:   Secretary                      Title:      President